Exhibit 99.1

SIMPLY BETTER BRANDS CORP AND JONES SODA CO. ANNOUNCE TERMINATION OF LETTER OF INTENT DUE TO UNFAVOURABLE MARKET CONDITIONS

VANCOUVER, British Columbia, June 7, 2022 (GLOBE NEWSWIRE)—Simply Better Brands Corp. ( “Simply Better Brands” or “SBBC”) (TSX Venture: SBBC) (OTCQB: PKANF) and Jones Soda Co. (“Jones”) (CSE: JSDA) (OTCQB: JSDA) announce that, due to current market conditions, SBBC and Jones have terminated the previously announced letter of intent (see news release dated April 21, 2022).

“We are disappointed that due to current market conditions we are unable to move forward with our intended transaction at this time. The Jones Soda brand is one we felt confident would add tremendous value to our existing platform and ultimately be accretive to shareholder value. We wish Jones management and their board much success in their future”, says Kathy Casey, CEO of Simply Better Brands.

“Due to the decline in current market conditions, we regrettably are unable to continue with the proposed transaction with SBBC. We are certain that Simple Better Brands and Jones will continue to find successful business opportunities in the future, despite this shift in direction for both companies,” says Mark Murray, CEO of Jones Soda.

About Simply Better Brands Corp.

Simply Better Brands Corp. leads an international omni-channel platform with diversified assets in the emerging plant-based and holistic wellness consumer product categories. Simply Better Brands’ mission is focused on leading innovation for the informed Millennial and Generation Z generations in the rapidly growing plant-based, natural, and clean ingredient space. Simply Better Brands continues to focus on expansion into high-growth consumer product categories including CBD products, plant-based food and beverage, and the global pet care and skin care industries. For more information on Simply Better Brands Corp., please visit: https://www.simplybetterbrands.com/investor-relations.

About Jones Soda

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with a subsidiary dedicated to cannabis products. The company markets and distributes premium craft sodas under the Jones® Soda and Lemoncocco® brands, and a variety of cannabis products under the Mary Jones brand. Jones' mainstream soda line is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. The company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, www.drinklemoncocco.com or www.MaryJonesCa nnabis.com.

Contact Information

Simply Better Brands Corp.
Brian Meadows
Chief Financial Officer
+1 (855) 553-7441
ir@simplybetterbrands.com

About Jones

Headquartered in Seattle, Washington, Jones markets and distributes premium craft beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium craft soda category, Jones is made with cane sugar and other high‐quality ingredients and is known for packaging that incorporates ever‐ changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – cane sugar soda, zero‐calorie soda and Lemoncocco non‐carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants, and alternative accounts.

For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.   For further information, please contact Mark Murray, the Jones’ President and Chief Executive Officer at (206) 624‐3357

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.